                                                                  EXHIBIT (b)(2)

     LEHMAN COMMERCIAL PAPER INC.            FLEET NATIONAL BANK
     3 WORLD FINANCIAL CENTER                100 FEDERAL STREET
     NEW YORK, NEW YORK 10285                BOSTON, MASSACHUSETTS 02110

     LEHMAN BROTHERS INC.                    FLEETBOSTON ROBERTSON STEPHENS INC.
     3 WORLD FINANCIAL CENTER                100 FEDERAL STREET
     NEW YORK, NEW YORK 10285                BOSTON, MASSACHUSETTS 02110


                                  June 2, 2000

                                COMMITMENT LETTER

Caxton-Iseman Capital, Inc.
667 Madison Avenue, 5th Floor
New York, NY  10021
Attention: Fred Iseman

Big Boy Merger Corporation
667 Madison Avenue, 5th Floor
New York, NY  10021
Attention: Fred Iseman

Ladies and Gentlemen:

     This commitment letter agreement (together with all exhibits and schedules hereto, the "COMMITMENT LETTER") will confirm the understanding and agreement among Lehman Commercial Paper Inc., ("LCPI"), Fleet National Bank ("FLEET", and together with LCPI, the "INITIAL LENDERS"), Lehman Brothers Inc., as sole advisor, joint book-running manager and co-lead arranger ("LEHMAN BROTHERS"), FleetBoston Robertson Stephens Inc., as joint book-running manager and co-lead arranger ("FRS" and, together with Lehman Brothers, the "ARRANGERS"), Big Boy Merger Corporation, (the "COMPANY"), and Caxton-Iseman Capital Inc. (the "SPONSOR"), in connection with the proposed financing for the acquisition of all of the issued and outstanding common stock of Buffets, Inc. ("BUFFETS", and together with each of its subsidiaries, the "ACQUIRED BUSINESS"). We understand that the Company proposes to sign an agreement (the "ACQUISITION AGREEMENT") to acquire all of the issued and outstanding common stock of the Acquired Business (the "ACQUISITION") on or before September 30, 2000 (the "CLOSING DATE").

     You have advised us that the total funds needed to finance the Acquisition, including fees and expenses (which will not exceed $25.0 million) will be approximately $555.0 million (net of cash on-hand of approximately $110.2 million) and that such funds will be provided from the following sources: (i) $310.0 million of borrowings by the Company under a $310.0 Senior Term Loan Facility and a $20.0 million Revolving Credit Facility (collectively, the "CREDIT FACILITIES") among the Company, LCPI, Fleet and the financial institutions party thereto, (ii) at least a $130.0 million equity investment by the Sponsor, other investors selected by it (to the reasonable satisfaction of the Arrangers), and management in the Company (the "EQUITY INVESTMENT"), (iii) $20.0 million of net proceeds of a sale/leaseback transaction (the "SALE/LEASEBACK"), (iv) $35.0 million in mezzanine financing (the "MEZZANINE DEBT-PARENT") to be issued by the direct holding company of the Company (the "PARENT"), which will, itself, be formed by the

Sponsor and to be placed by Credit Suisse First Boston Corporation, (v) $60.0 million in mezzanine financing (the "MEZZANINE DEBT-NEWCO", and together with the Mezzanine Debt-Parent, the "MEZZANINE DEBT") to be issued by Newco and to be placed by Credit Suisse First Boston Corporation. Following the Acquisition, neither the Parent nor the Company nor any of their respective subsidiaries will have any material debt or equity outstanding except as described in this paragraph, and the Parent will have no material assets other than its equity interest in the Company. As used below, the defined term "Company" shall mean both the Company prior to the Acquisition and the Company together with the Acquired Business, after giving effect to the Acquisition.

     1.   The Commitments.

     (a) You have requested (i) that the Initial Lenders (collectively with each other financial institution that becomes a lender under the Credit Facilities, the "SENIOR LENDERS") commit to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter, in the Summary of Terms of Credit Facilities attached hereto as Exhibit A (the "TERM SHEET") and in the Funding Conditions attached hereto as Exhibit B (the "FUNDING CONDITIONS").

     (b) Based on the foregoing, each of the Initial Lenders is pleased to confirm by this Commitment Letter its several (but not joint) commitment to you (the "COMMITMENT"), to provide or cause one of its affiliates to provide an amount of the Credit Facilities up to such Initial Lender's Specified Percentage, as defined below.

          For the purposes hereof, the term "SPECIFIED PERCENTAGE" shall mean
(i) 50.0% for LCPI and (ii) 50.0% for Fleet.

     (c) It is agreed that (i) Lehman Brothers will act as the sole advisor, joint book-running manager and co-lead arranger and that FRS will act as joint book-running manager and co-lead arranger for the Credit Facilities and (ii) LCPI will act as the sole and exclusive Administrative Agent and Fleet will act as the sole and exclusive Syndication Agent for the Credit Facilities (the Administrative Agent and the Syndication Agent collectively, the "AGENTS"). Each of the Arrangers and the Agents will perform the duties and exercise the authority customarily performed and exercised by it in its respective role. You agree that no other agents, co-agents, arrangers or book managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

     (d) The commitments and agreements of the Initial Lenders and the Arrangers described herein are subject to the negotiation, execution and delivery on or before September 30, 2000 of definitive documentation with respect to the Credit Facilities, reasonably satisfactory to the Initial Lenders and the Arrangers and their counsel and to the other conditions set forth or referred to in the Term Sheet and the Funding Conditions. The terms and conditions of such commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet; those matters that are not covered by the provisions hereof or of the Term Sheet shall be consistent with the Term Sheet and shall be subject to the approval and agreement of the applicable Initial Lenders and the Company.



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     2. Fees and Expenses. In consideration of the execution and delivery of this Commitment Letter by the Initial Lenders and the Arrangers, you agree jointly and severally to pay or cause the Company to pay the fees and expenses set forth in Annex A-I to the Term Sheet and in the Fee Letter related to the Credit Facilities among the Initial Lenders and the Arrangers, the Sponsor and the Company dated the date hereof (the "FEE LETTER").

     3.   Indemnification.

     (a) The Sponsor and the Company hereby jointly and severally agree to indemnify and hold harmless each of the Initial Lenders, the Arrangers, the Agents, the other Senior Lenders and each of their respective affiliates and each of their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds therefrom, the Acquisition, any of the other transactions contemplated by this Commitment Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no indemnified person shall be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted directly from the gross negligence or willful misconduct of such indemnified person. In no event will any indemnified person be liable for consequential damages as a result of any failure to fund any of the Credit Facilities contemplated hereby or otherwise in connection with the Credit Facilities. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons.

     (b) The Sponsor and the Company further agree that, without the prior written consent of the Initial Lenders, which consent will not be unreasonably withheld, none of them will enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all indemnified persons.



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     4.   Expiration of Commitment. The Commitment shall expire at 5:00 p.m.,
New York City time, on June 4, 2000 unless at or prior to such time you shall previously have executed and returned to the Initial Lenders a copy of this Commitment Letter and the Fee Letter. If you do execute and deliver to the Initial Lenders this Commitment Letter and the Fee Letter, the Initial Lenders agree to hold their respective Commitments available for you until the earlier of (i) the termination of the Acquisition Agreement, (ii) the consummation of the Acquisition without the funding of the Credit Facilities and (iii) 5:00 p.m., New York City time, on September 30, 2000. The date and time of expiration of the Commitment is sometimes referred to herein as the "COMMITMENT EXPIRATION DATE."

     5.   Confidentiality.

     (a) This Commitment Letter and the terms and conditions contained herein and therein shall not be disclosed by the Sponsor or the Company to any person or entity (other than the Acquired Business or such of your and their agents and advisers as need to know and agree to be bound by the provisions of this paragraph and as required by law) without the prior written consent of the Initial Lenders. The Fee Letter and the terms and conditions contained therein shall not be disclosed by the Sponsor or the Company to any person or entity (other than such of your agents and advisers as need to know and agree to be bound by the provisions of this paragraph and as required by law) without the prior written consent of the Initial Lenders.

     (b) You acknowledge that the Arrangers and their respective affiliates (the term "Arrangers" being understood to refer hereinafter in this paragraph to include such affiliates, including the Initial Lenders) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise; provided however that the Arrangers shall not provide such financing or advisory services to any person or entity for the purpose of acquiring the Acquired Business during the term of this Commitment Letter. The Arrangers shall not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by such Arranger of services for other companies, and the Arrangers will not furnish any such information to other companies. You also acknowledge that no Arranger has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

     6.   Assignment and Syndication.

     (a) The parties hereto agree that the Initial Lenders and the Arrangers shall have the right to syndicate the Credit Facilities and/or the Commitment (the "COMMITMENT") to a group of financial institutions or other investors, identified by us in consultation with you. The Initial Lenders and the Arrangers shall manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided, and the Sponsor and the Company agree to use all commercially reasonable efforts to assist the Initial Lenders and the Arrangers in such syndication process, including, without limitation, (i) ensuring that the syndication efforts benefit materially from the existing lending relationships of the Sponsor and the Company, (ii) arranging for direct contact between senior management and advisors of the Sponsor, the Company, and the Acquired Business, and the proposed Senior Lenders, (iii) assisting in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with any syndication, including causing such Confidential Information Memoranda to conform to market standards as reasonably determined by the Initial Lenders and the Arrangers and (iv) hosting with the Arrangers at least 45 days in advance of closing, one or more meetings of prospective Senior Lenders and, in connection with any such Senior Lender meeting, consulting with the Initial Lenders and the Arrangers with respect to the



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presentations to be made at such meeting, and making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by the Initial Lenders and the Arrangers. You also agree that, at your expense, you will work with the Initial Lenders and the Arrangers to procure a rating for the Credit Facilities by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group.

     (b) To assist the Initial Lenders and the Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Initial Lenders and the Arrangers all information with respect to the Company, the Parent, the Sponsor, the Acquired Business, the Acquisition and the other transactions contemplated hereby, including all financial information and projections (the "PROJECTIONS"), as they may reasonably request. You hereby represent and covenant that to the best of your knowledge (i) all information other than the Projections (the "INFORMATION") taken as a whole that has been or will be made available to the Initial Lenders and the Arrangers by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Initial Lenders and the Arrangers by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time made. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof and that you will promptly notify us of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections.

     (c) To ensure an orderly and effective syndication of the Credit Facilities, you agree that, from the date hereof until the earlier of (i) the termination of the syndication as determined by the Arrangers and (ii) 90 days following the date of initial funding under the Credit Facilities, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of the Parent, the Company or any of their subsidiaries (other than the indebtedness contemplated hereby, including any renewals or refinancings of any existing debt facility) without the prior written consent of the Arrangers in each case, if such actions could, in the reasonable judgment of the Arrangers, be expected to interfere with the syndication of the Credit Facilities.

     7. Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Section 8 below will survive the expiration or termination of any commitment hereunder or this Commitment Letter (including any extensions) and the execution and delivery of definitive financing documentation; provided that upon closing of the definitive documentation Sponsor will be released from its indemnification, contribution, expense reimbursement and fee obligations hereunder.

     8.   Choice of Law; Jurisdiction; Waivers.

     (a) This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York. To the fullest extent permitted by applicable law, the Sponsor and the Company hereby irrevocably submit to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any


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such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

     (b) No Senior Lender shall be liable in any respect for any of the obligations or liabilities of any other Senior Lender under this letter or arising from or relating to the transactions contemplated hereby.

     9.   Miscellaneous.

     (a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     (b) Neither the Company nor the Sponsor may assign any of their respective rights, or be relieved of any of their respective obligations, without the prior written consent of each of the Initial Lenders. In connection with any syndication of all or a portion of the Senior Loan Commitments, the rights and obligations of each of the Initial Lenders hereunder may be assigned, in whole or in part, as provided above (if prior to closing, such lender is reasonably satisfactory to you), and upon such assignment, such Initial Lender shall be relieved and novated hereunder from the obligations of such Initial Lender with respect to any portion of its Senior Loan Commitment that has been assigned as provided above.

     (c) This Commitment Letter and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Senior Lenders hereunder. This Commitment Letter shall supersede all prior understandings and proposals, whether written or oral, between any of the Senior Lenders and you relating to the Credit Facilities or the transactions contemplated hereby. This Commitment Letter shall be in addition to the agreements of the parties dated as of the date hereof.

     (d) This Commitment Letter has been and is made solely for the benefit of the parties hereto, the indemnified persons, and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

     (e) You acknowledge that the Senior Lenders and the Arrangers, may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of the Initial Lenders, the Arrangers or one or more Senior Lenders or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention.



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     If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

                                             Very truly yours,
                                             LEHMAN COMMERCIAL PAPER INC.

                                             By: /s/ Mark Rice
                                             Name:
                                             Title: Authorized Signatory

                                             FLEET NATIONAL BANK

                                             By: /s/ J. Nicholas Cole
                                             Name: J. Nicholas Cole
                                             Title: Director

                                             Lehman Brothers Inc.

                                             By: /s/ Mark Rice
                                             Name:
                                             Title: Authorized Signatory


                                             FLEETBOSTON ROBERTSON STEPHENS INC.


                                             By: /s/ David W. Power
                                             Name: David W. Power
                                             Title: Managing Director

Accepted and agreed to as of the date first above written:

BIG BOY MERGER CORPORATION



By: /s/ Frederick Iseman
Name:
Title:

CAXTON-ISEMAN CAPITAL, INC.



By: /s/ Frederick Iseman
Name:
Title:

                         EXHIBIT A TO COMMITMENT LETTER

                      SUMMARY OF TERMS OF CREDIT FACILITIES

         Set forth below is a summary of certain of the terms of the Credit Facilities and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

I.   PARTIES


     BORROWER...........................     The Company or another entity acceptable to the Initial
                                             Lenders.

     GUARANTORS ........................     The Parent and each of its direct and indirect domestic
                                             subsidiaries (other than the Borrower) (the "GUARANTORS",
                                             the Company and the Guarantors, collectively, the "CREDIT
                                             PARTIES").

     SOLE ADVISOR ......................     Lehman Brothers Inc. ("LEHMAN BROTHERS")

     CO-LEAD ARRANGERS AND JOINT             Lehman Brothers and FleetBoston Robertson Stephens Inc.
     BOOK-RUNNING MANAGERS .............     ("FRS", each of Lehman Brothers and FRS in such capacity,
                                             an "ARRANGER" and collectively, the "ARRANGERS").

     ADMINISTRATIVE AGENT...............     Lehman Commercial Paper Inc. (in such capacity, the
                                             "ADMINISTRATIVE AGENT").

     SYNDICATION AGENT..................     Fleet National Bank (in such capacity, the "SYNDICATION
                                             AGENT" and collectively with the Administrative Agent,
                                             THE "AGENTS").

     SENIOR LENDERS.....................     A syndicate of banks, financial institutions and other
                                             entities arranged by the Arrangers, including the Initial
                                             Lenders (collectively, the "SENIOR LENDERS").

II.  TYPES AND AMOUNTS OF CREDIT FACILITIES



     SENIOR TERM LOAN FACILITIES........     Senior Term Loan Facilities (the "SENIOR TERM LOAN
                                             FACILITIES") in an aggregate amount equal to $310.0
                                             million (the loans thereunder, the "SENIOR TERM LOANS")
                                             as follows:

          Tranche A Term Loan Facility..     A 5-year term loan facility (the "TRANCHE A TERM LOAN
                                             FACILITY") in an aggregate principal amount equal to
                                             $160.0 million (the loans thereunder, the "TRANCHE A
                                             TERM  LOANS"). The Tranche A Term

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
                                             Loans shall be repayable in quarterly installments
                                             beginning on March 31, 2001 in an aggregate principal
                                             amount for each year following the Closing Date equal
                                             to the amount set forth opposite such year below (with
                                             the installments in each such year being equal in amount):

                                             Period                       Principal Amount
                                             ------                       ----------------
                                             Year 1                       $12 million
                                             Year 2                       $24 million
                                             Year 3                       $32 million
                                             Year 4                       $40 million
                                             Year 5                       $52 million
                                             ------                       -----------
                                             TOTAL                        $160 million

          Tranche B Term Loan Facility..     A 6.5-year term loan facility (the "TRANCHE B TERM LOAN
                                             FACILITY") in an aggregate principal amount equal to
                                             $150.0 million (the loans thereunder, the "TRANCHE B
                                             TERM LOANS"). The Tranche B Term Loans shall be
                                             repayable in quarterly installments beginning on March
                                             31, 2001 in an aggregate principal amount for each year
                                             following the Closing Date equal to the amount set forth
                                             opposite such year below:

                                             Period                       Principal Amount
                                             ------                       ----------------
                                             Year 1                       $1.5 million
                                             Year 2                       $1.5 million
                                             Year 3                       $1.5 million
                                             Year 4                       $1.5 million
                                             Year 5                       $1.5 million
                                             Year 6                       $90.0 million
                                             Year 7                       $52.5 million
                                             ------                       -------------
                                             TOTAL                        $150 million

     REVOLVING CREDIT FACILITY..........     A 5-year revolving credit facility (the "REVOLVING
                                             CREDIT FACILITY"); together with the Senior Term Loan
                                             Facilities, (the "CREDIT FACILITIES") in an aggregate
                                             principal amount equal to $20.0 (the loans thereunder,
                                             the "REVOLVING CREDIT LOANS"), which will be unfunded at
                                             closing.

          Availability..................     The Revolving Credit Facility shall be available on a
                                             revolving basis during the period commencing on the
                                             Closing Date and ending on the 5th anniversary thereof
                                             (the "REVOLVING CREDIT TERMINATION DATE").

          Letters of Credit ............     A portion of the Revolving Credit Facility in an amount
                                             to be determined shall be available for the issuance of
                                             letters of credit (the "LETTERS OF CREDIT") by one or
                                             more Senior Lenders to be selected in the

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
                                             syndication process (each such Senior  Lender in such
                                             capacity, an "ISSUING  LENDER"). The face amount of any
                                             outstanding Letters of Credit will reduce availability
                                             under the Revolving Credit Facility on a dollar-for-dollar basis. No Letter of Credit shall have an expiration date after the  earlier of (i) one year after the date of  issuance
                                             and (ii) five business days prior to the Revolving
                                             Credit Termination Date; provided that any Letter of
                                             Credit with a one-year tenor may provide for the renewal
                                             thereof for additional periods of up to one year (which
                                             shall in no event extend beyond the date referred to in
                                             clause (ii) above).

                                             Drawings under any Letter of Credit shall be reimbursed
                                             by the Company (whether with its own funds or with the
                                             proceeds of Revolving Credit Loans) on the same business
                                             day. To the extent that the Company does not so reimburse
                                             the Issuing Lender, the Senior Lenders under the Revolving
                                             Credit Facility shall be irrevocably and unconditionally
                                             obligated to reimburse the Issuing Lender on a pro rata basis.

          Swing Line Loans..............     A portion of the Revolving Credit Facility not in excess
                                             of $2.5 million shall be available for swing line loans (the "SWING LINE
                                             LOANS") from the Administrative Agent (in such capacity, the "SWING LINE
                                             LENDER") on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Senior Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.


          Maturity......................     The Revolving Credit Termination Date.

          Purpose.......................     The proceeds of the Revolving Credit Loans shall be used
                                             for general corporate purposes of the Company and its
                                             subsidiaries in the ordinary course of business or as
                                             otherwise permitted under the Credit Documentation.



III. CERTAIN PAYMENT PROVISIONS

     FEES AND INTEREST RATES............     As set forth on Annex A-I.

     OPTIONAL PREPAYMENTS AND                Loans may be prepaid in minimum amounts to be

     COMMITMENT REDUCTIONS..............     agreed upon. Optional prepayments of the Senior Term Loans shall be applied to the Tranche A Term Loans and the Tranche
                                             B Term Loans ratably and to the installments thereof
                                             ratably in accordance with the then outstanding amounts
                                             thereof and may not be reborrowed.

     MANDATORY PREPAYMENTS AND
     COMMITMENT REDUCTIONS..............     The following amounts shall be applied to prepay the Senior Term
                                             Loans:

                                             100% of the net proceeds of any sale or issuance of equity
                                             (other than additional sponsor equity) or incurrence of certain indebtedness, after the Closing Date by the Parent or by the
                                             Company or any of their respective subsidiaries;

                                             100% of the net proceeds of any sale or other disposition
                                             (including as a result of casualty or condemnation) by the
                                             Company or any of its subsidiaries of any assets, subject to reinvestment provisions to be determined (except for
                                             the sale of inventory in the ordinary course of business and certain other dispositions to be agreed upon); and

                                             75% of excess cash flow (commencing with the fiscal year
                                             following the fiscal year in which the Closing Date occurs), with a step-down to 50% when operating company funded
                                             debt/EBITDA is < 2.0x for each fiscal year of the Company.

                                             All such amounts shall be applied to the prepayment of the
                                             Senior Term Loans. Each such prepayment of the Senior Term
                                             Loans shall be applied to the Tranche A Term Loans and the Tranche
                                             B Term Loans ratably and to the installments thereof
                                             ratably in accordance with the then outstanding amounts
                                             thereof and may not be reborrowed. Notwithstanding the
                                             foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable
                                             to its Tranche B Term Loans and (i) 50% of the amount so refused will be applied to prepay the Tranche A Term Loans, and (ii)
                                             the remaining 50% of such prepayments shall be retained by the
                                             Borrower. The Revolving Credit Loans shall be prepaid and
                                             the Letters of Credit shall be cash collateralized or
                                             replaced to the extent such extensions of credit exceed the amount of the Revolving Credit Facility.

IV.  COLLATERAL                              The obligations of each Credit Party in respect of the Credit Facilities shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property (including, without limitation, mortgages on leases), licenses, permits and all of the capital stock of the
                                             Company and each of its direct and indirect domestic subsidiaries and 2/3 of the capital stock of certain of its first tier foreign subsidiaries), except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V.   CERTAIN CONDITIONS

     INITIAL CONDITIONS.................     The availability of the Credit Facilities is subject to
                                             the conditions set forth on Exhibit B to the Commitment Letter.

     ON-GOING CONDITIONS................     The making of each extension of credit shall be
                                             conditioned upon (i) the accuracy in all material respects of all representations and warranties in the definitive
                                             financing documentation with respect to the Credit
                                             Facilities (the "CREDIT DOCUMENTATION") (including, without limitation, the material adverse change and litigation
                                             representations) and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VI.  CERTAIN DOCUMENTATION MATTERS......     The Credit Documentation shall contain representations,
                                             warranties, covenants and events of default customary for
                                             financings of this type and other terms deemed appropriate by the Initial Lenders, including, without limitation:

     REPRESENTATIONS AND WARRANTIES.....     Financial statements (including pro forma financial
                                             statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law;
                                             corporate power and authority; enforceability of Credit
                                             Documentation; no conflict with law or contractual obligations;
                                             no material litigation; no default; ownership of property;
                                             indebtedness; liens; intellectual property; taxes; Federal
                                             Reserve regulations; ERISA; Investment Company Act; licenses;
                                             permits;

                                             franchises and regulatory approvals; subsidiaries;
                                             environmental matters; solvency; labor matters; accuracy
                                             of disclosure; creation and perfection of security interests;
                                             and status of the Credit Facilities as senior debt.

     AFFIRMATIVE COVENANTS..............     Delivery of financial statements, reports, accountants'
                                             letters, projections, officers' certificates and other
                                             information requested by the Senior Lenders; payment of
                                             other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                                             right of the Senior Lenders to inspect property and books
                                             and records; notices of defaults, litigation and other
                                             material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property); and
                                             satisfactory interest rate protection taking into account, among other things, the Company's fixed rate debt.

     FINANCIAL COVENANTS................     Financial covenants (including, without limitation, the
                                             following):

                                             (i)......Maximum total operating company funded debt/EBITDA, with an initial level of 3.25x, with step-downs to be
                                             agreed.

                                             (ii).....Minimum EBITDA/operating company interest
                                             expense, with an initial level to be determined and with
                                             step-ups to be agreed.

                                             (iii)....Minimum operating company fixed charge coverage
                                             ratio, with an initial level to be determined
                                             and with step-ups to be agreed.

                                             (iv).....Maximum annual capital expenditures
                                             (including a limitation on new restaurant openings by
                                             concept).

        NEGATIVE COVENANTS..............     Limitations on: indebtedness (including preferred stock);
                                             liens; guarantee obligations; mergers, consolidations,
                                             liquidations and dissolutions; sales of assets; leases;
                                             dividends and other payments in respect of capital stock;
                                             investments, loans and advances; optional payments and
                                             modifications of subordinated and other debt instruments;
                                             transactions with affiliates; sale and leasebacks;

                                             changes in fiscal year; negative pledge clauses; changes
                                             in lines of business; and changes in passive holding
                                             company status of Parent.

     EVENTS OF DEFAULT..................     Nonpayment of principal when due; nonpayment of interest,
                                             fees or other amounts after a grace period to be agreed
                                             upon; material inaccuracy of representations and warranties;
                                             violation of covenants (subject, in the case of certain
                                             affirmative covenants, to a grace period to be agreed upon);
                                             cross-default subject to thresholds to be agreed; bankruptcy events; certain ERISA events; material judgments; actual or asserted by Company invalidity of any guarantee or security document, or security interest; and a change of control (the definition of which is to be agreed).

     VOTING.............................     Amendments and waivers with respect to the Credit
                                             Documentation shall require the approval of Senior Lenders holding not less than a majority of the aggregate amount of the Senior Term Loans, Revolving Credit Loans and unused
                                             commitments under the Credit Facilities, except that (i) the consent of each Senior Lender affected thereby shall be
                                             required with respect to (a) reductions in the amount or
                                             extensions of the scheduled date of amortization or final
                                             maturity of any Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c)
                                             increases in the amount or extensions of the expiry date of any Senior Lender's commitment and (ii) the consent of 100%
                                             of the Senior Lenders shall be required with respect to (a)
                                             modifications to any of the voting percentages and (b)
                                             releases of all or substantially all of the Guarantors or
                                             all or substantially all of the collateral. In addition, the consent of Senior Lenders holding a majority of the
                                             aggregate amount of the Tranche A Term Loans or the Tranche
                                             B Term Loans , as the case may be, shall be required with
                                             respect to certain modifications affecting the relevant
                                             Senior Term Loan Facility.

     ASSIGNMENTS AND PARTICIPATIONS.....     The Senior  Lenders  shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than assignments to another
                                             Senior Lender or to an affiliate of a Senior Lender) to the consent of the Administrative Agent, the Issuing Lender and the Swing Line Lender and so long as no Default or Event of
                                             Default has occurred and is continuing, the Company (which consent in each case shall not be

                                             unreasonably withheld). Non-pro rata assignments
                                             shall be permitted. In the case of partial assignments
                                             (other than to another Senior Lender or to an affiliate of a
                                             Senior Lender), the minimum assignment amount shall be $5.0 million for Tranche A and Revolver Loans and $1.0 million
                                             for Tranche B Loans, unless otherwise agreed by the Company and the Administrative Agent. Participants shall have the
                                             same benefits as the Senior Lenders with respect to yield
                                             protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Senior Lender from
                                             which it purchased its participation would be required as
                                             described under "Voting" above. Pledges of Loans in
                                             accordance with applicable law shall be permitted without
                                             restriction; provided that assignments of such pledged
                                             Loans, after any foreclosure by the applicable pledgee, must comply with the assignment provisions of the Credit
                                             Documentation. Promissory notes shall be issued under the
                                             Credit Facilities only upon request.

     YIELD PROTECTION...................     The Credit Documentation shall contain customary
                                             provisions (i) protecting the Senior Lenders against
                                             increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or
                                             other taxes and (ii) indemnifying the Senior Lenders for
                                             "breakage costs" incurred in connection with, among other
                                             things, any prepayment of a Eurodollar Loan (as defined in
                                             Annex A-I) on a day other than the last day of an interest period with respect thereto.

     EXPENSES AND INDEMNIFICATION ......     The Company shall pay (i) all reasonable out-of-pocket
                                             expenses of the Administrative Agent, the Syndication Agent and the Arrangers associated with the syndication of the
                                             Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any
                                             amendment or waiver with respect thereto (including the
                                             reasonable fees, disbursements and other charges of counsel)
                                             and (ii) all out-of-pocket expenses of the Agents and the
                                             Senior Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of
                                             the Credit Documentation.

                                             The Agents, the Arrangers and the Senior Lenders (and
                                             their affiliates and their respective officers,

                                             directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the
                                             financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the
                                             gross negligence or willful misconduct of the indemnified
                                             party).

     GOVERNING LAW AND FORUM............     State of New York.

     COUNSEL TO THE AGENTS AND THE
     ARRANGERS..........................     Latham & Watkins.

                                    ANNEX A-I

                            INTEREST AND CERTAIN FEES

INTEREST RATE OPTIONS...................     The Company may elect that the Loans  comprising each borrowing bear interest at a rate per annum equal to:

                                             (i) the Base Rate plus the Applicable Margin; or

                                             (ii) the Eurodollar Rate plus the Applicable Margin.

                                             provided  that all Swing Line Loans shall bear  interest  based upon the Base Rate.

                                             As used herein:

                                             "BASE RATE" means the highest of (i) the rate of interest publicly announced by Deutsche Bank New York (or any successor) as its prime rate in effect at its principal office in New York City (the "PRIME
                                             RATE") and (ii) the federal funds effective rate from time to time plus 0.5%.

                                             "APPLICABLE MARGIN" means a percentage determined in accordance with the pricing grid attached hereto as Annex A-II.

                                             "EURODOLLAR RATE" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Company)
                                             are offered in the interbank eurodollar market.

INTEREST PAYMENT DATES..................     In the case of Loans bearing  interest based upon the Base Rate
                                             ("BASE RATE LOANS"), quarterly in arrears.
                                             In the case of Loans bearing interest based upon the
                                             Eurodollar Rate ("EURODOLLAR LOANS"), on the last day of each relevant interest period and, in the case of any interest
                                             period longer than three months, on each successive date three months after the first day of such interest period.

COMMITMENT FEES.........................     The Company shall pay a commitment fee determined in
                                             accordance with the pricing grid attached hereto as Annex
                                             A-II, on the average daily unused portion of the Revolving
                                             Credit Facility, payable quarterly  in  arrears. Swing Line
                                             Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving
                                             Credit Facility.

LETTER OF CREDIT FEES........................The Company shall pay a commission on all outstanding



                                      A-I-1

                                             Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the
                                             Revolving Credit Facility on the face amount of each such
                                             Letter of Credit. Such commission shall be shared ratably
                                             among the Senior Lenders participating in the Revolving Credit
                                             Facility and shall be payable quarterly in arrears.

                                             In addition to letter of credit commissions, a fronting fee to be agreed on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In  addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

DEFAULT RATE.................................At any time when the Company is in default in the payment of any amount of principal due under the Credit Facilities, such amount shall bear interest at 2% above the rate otherwise
                                             applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base
                                             Rate Loans.

RATE AND FEE BASIS...........................All per annum rates shall be calculated on the basis of a year of 360 days (or 365 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime
                                             Rate) and the actual number of days elapsed.



                                      A-I-2

                                   ANNEX A-II

          PRICING GRID -TRANCHE A TERM LOANS AND REVOLVING CREDIT LOANS



     Ratio of Total                     Applicable Margin-                                       Applicable Margin-
        Debt to                          Eurodollar Loans               Commitment                Base Rate Loans
         EBITDA                                                             Fee

                                   Tranche A &       Tranche B                              Tranche A &        Tranche B
                                    Revolver                                                 Revolver
Greater than 2.50x                    3.25%            3.75%              0.50%                2.25%             2.75%

Less than or equal to 2.50x
and Greater than or equal to 2.00x    3.00%            3.75%              0.50%                2.00%             2.75%

Less than or equal to 2.00x
and Greater than or equal to 1.50x    2.75%            3.75%              0.50%                1.75%             2.75%

Less than 1.50x                       2.25%            3.75%              0.375%               1.25%             2.75%


Notwithstanding the foregoing grid:

(a) the Applicable Margin and Commitment Fee Rate for the first six months following from the Closing Date until the date of delivery to the Administrative Agent of the Company's financial statements for the first two full fiscal quarters following the Closing Date will be 3.25% for Revolver and Tranche A borrowings and 3.75% for Tranche B borrowings (Eurodollar Rate Loans), 2.25% (Base Rate Loans) and 0.50% (Commitment Fee Rate) respectively; and

(b) the Applicable Margin shall be increased by 25 pbs at all times when the Credit Facilities have a rating equal to or less than B1 from Moody's Investor Services or B+ from Standard & Poor's Corporation.



                                     A-II-1

                         EXHIBIT B TO COMMITMENT LETTER

                               FUNDING CONDITIONS

     Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part. The availability of the Credit Facilities is conditioned upon satisfaction of, among other things, the conditions precedent summarized below. The date upon which all such conditions precedent shall be satisfied and the Credit Facilities will be funded shall be the Closing Date.

(a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities.

(b) The Arrangers and their respective representatives are satisfied as of the Closing Date with the status (including contingency plans with respect thereto) of all contingent liabilities affecting the Parent, the Company and the Acquired Business.

(c) The ratio of the Company's funded senior debt (pro forma for the Acquisition) shall not exceed 2.5x pro forma EBITDA for the 12 month period preceding the Closing Date.

(d) There not having occurred any material adverse change in the financial condition, results of operations, business or prospects of the Acquired Business since December 29, 1999.

(e) The completion of all documentation relating to the Credit Facilities, including, without limitation, preparation of confidential information memorandums for the Credit Facilities containing the required audited and unaudited historical and pro forma financial statements of the Company, a credit agreement for the Credit Facilities in form and substance reasonably satisfactory to the Initial Lenders.

(f) Satisfaction by the Initial Lenders with the terms of the Acquisition Agreement and satisfaction by the Senior Lenders with the terms of the Mezzanine Debt, the Equity Investment, and the management roll-over equity investment.

(g) There shall not have occurred any disruption or adverse change, as determined by each of the Agents in their sole discretion, in the financial or capital markets generally, or in the markets for bank loan syndication in particular or affecting the syndication or funding of bank loans that could reasonably be expected to have a material adverse impact on the ability to syndicate the Credit Facilities.

(h) There shall not exist (pro forma for the Acquisition and the financing contemplated hereby) any default or event of default under the Credit Facilities, or under any other material indebtedness or agreement of the Parent, the Company or the Acquired Business (other than the convertible notes which shall have been called for redemption and the proceeds necessary therefor placed in an escrow account subject to an escrow agreement reasonably satisfactory to the Agents).

(i) The Company shall have received (i) at least $130.0 million from the issuance of its equity to the Sponsor and other investors selected by it (to the reasonable satisfaction of the Arrangers) and rollover management equity which will be no less than $7.5 million, (ii) $60.0 million from the issuance of Mezzanine Debt-Newco and (iii) $35.0 million from the issuance of Mezzanine Debt-Parent (which shall be raised by the Parent and contributed to the Company) each on terms reasonably satisfactory to the Arrangers, and the Company shall have received at least $20.0 million from the Sale/Leaseback. The capital structure of each Credit Party after the Acquisition (including the amounts available under the Revolving Credit Facility) shall be reasonably satisfactory to the Initial Lenders. Notwithstanding the foregoing, if the Credit Facilities have a rating of at least Ba3 from Moody's Investor Services and at least BB- from Standard & Poor's Corporation, the proceeds of the Mezzanine Debt-Newco may be $80.0 million and the proceeds of the Mezzanine Debt-Parent may be $15.0 million.

(j) The Acquisition shall have been consummated for an aggregate purchase price not exceeding $665.2 million (including fees and expenses not exceeding $25.0 million in the aggregate) pursuant to documentation reasonably satisfactory to the Administrative Agent, and no provision thereof shall have been waived, amended, supplemented or otherwise modified.

(k) The Parent, the Sponsor and the Company shall have complied in all material respects with all of their obligations under and agreements in the Commitment Letter and the Fee Letter.

(l) The Senior Lenders shall not have become aware after the date hereof of any information or other matter affecting the Parent, the Company, the Acquired Business or the transactions contemplated hereby that is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Senior Lenders prior to the date hereof.

(m) All material governmental and third party approvals (including landlords' and other consents) and consents including regulatory approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(n) The Senior Lenders shall have received audited and unaudited (which have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 71) financial statements of the Guarantors and the Acquired Business and all other completed or probable acquisitions (including pro forma financial statements) reasonably satisfactory to the Initial Lenders.

(o) The Administrative Agent shall have received the results of a recent lien, tax lien, judgment and litigation search in each relevant jurisdiction with respect to the Parent, the Company and its subsidiaries and the Acquired Business, and such search shall reveal no liens on any of the assets of the Parent, the Company or its subsidiaries or the Acquired Business except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(p) The Senior Lenders shall have received a solvency certificate from the chief financial officer of the Company which shall document the solvency of the Company and its subsidiaries after giving pro forma effect to the Acquisition and the other transactions contemplated hereby, all in form and substance satisfactory to the Senior Lenders.

(q) The Senior Lenders shall have received such legal opinions (including opinions (i) from counsel to the Company and its subsidiaries, (ii) delivered to the Company by counsel to the Acquired

     Business, accompanied by reliance letters in favor of the Senior Lenders and (iii) from such special and local counsel as may be reasonably required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(r) The Senior Lenders shall be reasonably satisfied with all documentation concerning the collateral for the Credit Facilities, including, without limitation, security agreements, pledge agreements, mortgages, financing statements, title insurance, landlord consents, and other customary documentation. It is understood that in connection with any mortgages securing the Credit Facilities that the Senior Lenders may require the completion and delivery of Phase I environmental reports with respect thereto.